Sturm, Ruger & Company, Inc.

Insider Trading Policy

Adopted 2-2023

Sturm, Ruger & Company, Inc. (together with its subsidiaries, the “Company”) is a publicly-traded company whose stock is traded on the New York Stock Exchange under the symbol “RGR.” While working for the Company, you may learn important and confidential information, called “material nonpublic information,” about the Company or about the Company’s suppliers, customers, or business that could affect the Company’s stock price. It is against the law and Company policy to buy or sell Company stock on the basis of material nonpublic information.

Under the federal securities laws, the penalties for insider trading are very severe, including the return of all trading profits, fines of three times the profit, and a prison term. The short-term gain that an insider might obtain by buying or selling the Company’s stock based on material nonpublic “inside” information is very much offset by the possible civil penalty of $1 million (or, if greater, three times the profit gained or loss avoided), $5 million criminal fine for individuals, $25 million criminal fine for the Company, and a maximum jail term of 20 years for each violation of these laws.

The purpose of this Insider Trading Policy (this “Policy”) is both to inform you of your legal responsibilities and to make clear that the misuse of sensitive information is contrary to Company policy and will be dealt with severely. The violation of any of the policies and rules in this Policy could result in the civil or criminal penalties described above and termination of your employment or other relationship with the Company. This Policy applies to all Company officers, employees, directors, their family members and other persons living in their households, and trusts and other entities (including charitable organizations) over which they have or share voting or investment control.

Each director, officer, and employee has a duty to cooperate in any investigation or other effort by the Company to respond to a report of a suspected violation of this Policy and the Company will not tolerate any efforts to cover up a violation or otherwise impede an investigation or corrective action. Any such conduct is itself a violation of this Policy.

The obligation of confidentiality

As an essential part of your work for or with the Company, many of you use or have access to material nonpublic information about the Company or its suppliers, customers, and other business partners. Those of you who possess or monitor such information hold a special position of trust and confidence toward it.

The basic prohibition

Court and SEC administrative decisions generally make it unlawful for any person to trade securities while in possession of material nonpublic information or to selectively disclose such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as noted above.

“Nonpublic” information defined

“Nonpublic” information is any information that has not been disclosed generally to the marketplace. Information received about the Company or its customers, suppliers, or business partners under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, one should be able to point to some fact to show that the information is generally available; for example, its announcement in The Wall Street Journal or other major news publication. Even after the Company has released information to the press and the information has been reported, at least twenty-four (24) hours (including one (1) full trading day) must be allowed for the general marketplace to learn of and evaluate that information before you trade in Company securities.

“Material” information defined

“Material” information is any information about or affecting the Company or the market for the Company’s securities which is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to buy, sell, or hold such securities. Among other things, information that affects the price of the Company’s securities is “material.” It is important to note that material information is not limited to information which would cause a reasonable investor to buy or sell. As long as such an investor would consider it important in arriving at a decision, the information is material.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include: earnings, results of operations, dividend actions, mergers and acquisitions, major discoveries, major new products, developments regarding customers, suppliers, or business partners, changes in auditors or an auditor notification that the Company may no longer rely on an auditor’s report, events regarding the Company’s stock, including repurchase plans, changes to the rights of securities holders, and public and private sales of additional stock, financial condition, material litigation, regulatory issues, cash flows, significant advances in research, major personnel changes, labor situations, major shutdowns, unusual gains or losses in major operations, the early termination of a Company insider trading window, and major marketing changes. If you are considering purchasing or selling securities of the Company (or some other company) because of some piece of information concerning a potential or pending, but unannounced, event or development, it is likely material.

Prohibition against trading and tipping

Whenever you receive any significant information about the Company, you must refrain from trading while in possession of that information unless you first determine that the information is either public, nonmaterial, or both. In addition, you must refrain from disclosing the information to others, such as family, relatives, business or social acquaintances, or other Company employees, who do not need to know it for Company-related business reasons. If you have any questions at all as to whether the information is material and nonpublic, you must resolve those questions before trading, recommending trading, or divulging the information. If any doubt at all remains, you should consult the Company’s Legal Department.

Disclosing material nonpublic information to outsiders

On occasion, it may be necessary for legitimate Company-related business reasons to disclose material nonpublic information to persons outside the Company. This might include, for example, commercial bankers, investment bankers, or companies seeking to engage in a joint venture, merger, or common investment, or other joint goal with the Company. In such circumstances, the information must not be conveyed until an express, written agreement has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons and only as permitted pursuant to the terms of such agreement.

From time to time, the Company receives inquiries concerning factual matters that could affect the market for the Company’s securities from financial analysts, shareholders, reporters, and others outside the Company. In order to guard against the release of material nonpublic information, such inquiries should be referred to the Company’s General Counsel.

If material nonpublic information is disclosed by any Company director, officer, or employee in violation of this Policy, any person making or discovering that disclosure must immediately report all relevant facts to the Company’s General Counsel for a decision regarding appropriate remedial steps.

Guidelines for buying or selling Company stock

The Company has adopted the following guidelines for Company officers, directors, and employees who know of material nonpublic information and are contemplating securities transactions. These guidelines also apply to the family members and other persons living in the household of any Company officer, director, or employee, and any trust, entity, or group owned or controlled by any of the foregoing persons, and any other entity (including charitable organizations) or group where any of the foregoing persons has or shares with others the power to decide whether to buy or sell Company securities:

1.                  An appropriate method of purchases or sales is through a periodic investment plan adopted by a director, officer, or employee at a time when such director, officer or employee is not in possession of material nonpublic information and pursuant to which such person makes purchases or sales under an established written plan administered by a broker, where the timing of each transaction is outside the control of the officer, director, or employee, and that otherwise satisfies the requirements of SEC Rule 10b5-1. (See Rule 10b5-1 Plans, described more fully below.)

2.                  Officers, directors, and employees are generally permitted to buy or sell stock in the Company for a thirty (30) day period beginning on the fourth trading day after the Company’s Annual Report on Form 10-K or any Quarterly Report on Form 10-Q has been filed with the SEC, provided that prior to engaging in any transaction an officer or director must contact the Company’s General Counsel to notify them of the potential transactions and make sure that there are no important developments pending which need to be made public before they may trade. This trading “window” will generally remain open until the earliest of the following to occur:

(i)	thirty (30) days after the window opens;
(ii)	the end of the calendar month in which the Company’s Annual Report on Form 10-K or any Quarterly Report on Form 10-Q is filed; or
(iii)	when the Company makes a determination (for all or some portion of the directors, officers, and employees) that the window will close, including because an important development has occurred that has not been publicly disclosed; or
(iv)	with respect to a director, officer, or employee and his or her related persons, when such director, officer, or employee otherwise comes into possession of material nonpublic information about or affecting the Company.

Special warning of when not to trade

Officers and directors are required to check with the Company’s General Counsel to determine if the trading “window” for a period is closed. Moreover, officers, directors, and employees should consider the following before purchasing or selling the Company’s securities:

1.                  whether they are aware of a development of major importance that is expected to reach the appropriate time for announcement within the next few months, or

2.                  recent earnings, dividends, or other important developments that have not yet appeared in the press or been publicly disclosed by the Company.

As noted above, these guidelines also apply to the family members and other persons living in the household of any Company officer, director, or employee, and any trust, entity, or group owned or controlled by any of the foregoing persons, and any other entity or group where any of the foregoing persons has or shares with others the power to decide whether to buy or sell Company securities.

Prohibited speculative transactions

Trading in “puts” and “calls” (publicly traded options to sell or buy stock), engaging in short sales, and transactions involving purchases and sales within a short period of time are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. To avoid the appearance of impropriety, you are expected to approach transactions in the Company’s securities as long-term investments and not for purposes of short-term or speculative profits. Accordingly, hedging transactions designed to hedge or offset a decrease in the value of Company securities and other transactions of a speculative nature in Company securities are prohibited. Examples of prohibited speculative transactions include:

•	Short-term, “in-and-out” trading;
•	“Short sales” (sales of shares that are not owned);
•	Sales of borrowed shares against shares already owned, but not delivered against the sale;
•	Transactions on margin, except as described below;
•	Transactions based on rumors or speculation of extraordinary corporate transactions or other significant developments that might involve the Company (as described above, such transactions may be viewed as involving the misuse of material nonpublic information); and
•	Transactions in publicly traded put, call, or other options on (or other derivative securities involving) the Company’s securities.

If you have any questions at all as to whether a transaction that you wish to engage in is prohibited by this Policy, you should consult with the Company’s General Counsel.

Margin accounts and pledging company securities

Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Company. Further, a foreclosure sale under any other securities loan arrangement could also occur at a time when the borrower has nonpublic information about or affecting the Company. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted in the case of a non-margin loan where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the Company’s General Counsel at least ten (10) days in advance of entering into the applicable pledge agreement. The Company’s General Counsel shall be promptly notified of any relevant changes in events and/or circumstances that occur after such notice has been given.

Specific exceptions to the limitations on trading set forth in this Policy may be made when a person does not possess material nonpublic information, personal circumstances warrant the exception, and the exception would not otherwise contravene the law or the purposes of this Policy. Any request for an exception should be directed to the Company’s General Counsel.

Rule 10b5-1 Plans

Rule 10b5-1 plans provide a safe harbor to insiders who purchase or sell securities while in possession of material nonpublic information. Because Rule 10b5-1 plans and related transactions are complex and the related legal requirements for Rule 10b5-1 plans were comprehensively revised by the SEC in 2022, we urge you to contact counsel before adopting, modifying, or terminating a Rule 10b5-1 plan. The Company will allow certain otherwise prohibited transactions to be made provided that they are made in compliance with SEC Rule 10b5-1.

In accordance with Rule 10b5-1, the Company will permit the purchase or sale of Company securities outside of a trading window or while an insider is in possession of material nonpublic information if the sale is made pursuant to a plan that qualifies for the “affirmative defenses” under Rule 10b5-1 (as described below). The Company reserves the right to prohibit transactions that comply with Rule 10b5-1 if it believes they are prohibited under any other law, order, rule, or regulation.

Rule 10b5-1 provides that any purchase or sale of securities while an insider is in possession of material nonpublic information is illegal, without any need to show that the information was a motivating factor in making the sale. Because the definition of material nonpublic information is so vague, insiders are frequently unsure whether information they are aware of might later be deemed material. Rule 10b5-1 abolishes any distinction between “use” and “possession” of material nonpublic information and increases the risks for insiders who engage in securities transactions at a time when they arguably know material nonpublic information. Rule 10b5-1, however, establishes exceptions (i.e., “affirmative defenses”) that allow insiders to trade under certain defined circumstances irrespective of the material nonpublic information within their possession. These affirmative defenses are described below and are attached hereto as Exhibit A.

An insider may trade if, before becoming aware of the material nonpublic information, that person:

1.                  Entered into a binding contract to purchase or sell the security, provided instructions to another person to execute the trade for the instructing person’s account, or adopted a written plan for trading securities;

2.                  Demonstrates that the contract, instructions or plan either (1) expressly specified the amount, price, and date, (2) provided a written formula or algorithm for determining amounts, prices, and dates of purchases or sales, or (3) did not permit the person to exercise any subsequent influence over how, when or whether to effect purchases or sales; and

3.                  Demonstrates that the purchase or sale that occurred was pursuant to the prior contract, instruction or plan and that he or she did not alter or deviate from the prior contract, instruction, or plan.

The SEC refers to these exceptions as “affirmative defenses” because the burden will be strictly on the insider to prove compliance. The key to complying with Rule 10b5-1 is to adopt a highly specific, written trading plan that does not leave the insider any subsequent discretion as to the amount or timing of the sales (a “10b5-1 Plan”), and then adhere strictly to that 10b5-1 Plan. The defense to liability will be lost if the 10b5-1 Plan is terminated or altered at a time when the individual is in possession of material nonpublic information. Departing from the 10b5-1 Plan in any way (including by selling “additional” shares not originally specified in the 10b5-1 Plan) will be considered an alteration of the 10b5-1 Plan. If you decide to adopt such a 10b5-1 Plan, you must adhere to the following:

1.                  Deliver a copy of the 10b5-1 Plan (signed and dated by you) to the Company’s General Counsel for his or her review and approval at least ten (10) days prior to its adoption and, if you are an officer or director, provide the General Counsel with a description of all material terms of such 10b5-1 Plan, including (i) the date on which such 10b5-1 Plan is or will be adopted, (ii) the duration of such 10b5-1 Plan, and (iii) the aggregate number of Company securities that may be purchased or sold under such 10b5-1 Plan.

2.                  Deliver to the Company’s General Counsel a copy of the 10b5-1 Plan signed by your broker, trustee or other party involved in the 10b5-1 Plan or other acknowledgment of their intent to follow the 10b5-1 Plan.

3.                  The 10b5-1 Plan must be adopted by you and delivered to the Company’s General Counsel during a period that is not a blackout period and when you do not otherwise possess any material nonpublic information.

4.                  The 10b5-1 Plan must have a term (start and end date). The 10b5-1 Plan must not commence until after the Company’s receipt of your signed 10b5-1 Plan.

5.                  The 10b5-1 Plan must have a term of at least six (6) months.

6.                  For any 10b5-1 Plan adopted by an officer or director, no transactions can be effectuated under the 10b5-1 Plan during a “cooling off” period with a duration equal to the later of (i) ninety (90) days after the 10b5-1 Plan is adopted and (ii) two (2) business days after the Company’s financial results for the fiscal quarter in which the 10b5-1 Plan is adopted, provided that the “cooling off” period should not exceed one hundred twenty (120) days. For any 10b5-1 Plan adopted by any employee who is not an officer, the “cooling off” period must be at least thirty (30) days. A “cooling off” period of equal duration will also be required if you make any material modification to any 10b5-1 Plan.

7.                  Changes to a 10b5-1 Plan must be avoided during the term of such 10b5-1 Plan. Any change must be made only during an open window period and while you are not otherwise in possession of any material nonpublic information. The following changes to a 10b5-1 Plan are deemed to constitute a termination of such 10b5-1 Plan and the adoption of a new 10b5-1 Plan (that will, at a minimum, require you to comply with a new “cooling off” period before transacting under such 10b5-1 Plan): (i) any change to the amount, price, or timing of the purchase or sale of Company securities subject to a 10b5-1 Plan, and (ii) any modification to a 10b5-1 Plan that changes the price or date on which purchases or sales of Company securities are to be executed, including the substitution or removal of the broker executing trades pursuant to the 10b5-1 Plan.

8.                  You must enter into the 10b5-1 Plan in good faith, not in an attempt to circumvent the securities laws or this Policy, and must act in good faith with respect to the 10b5-1 Plan. Each 10b5-1 Plan entered into by any director or officer must contain a representation by such director or officer certifying, at the time of adoption of the 10b5-1 Plan, that such director or officer (i) is not aware of any material nonpublic information and (ii) is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade Rule 10b5-1.

9.                  You generally cannot have more than one 10b5-1 Plan in effect at a time. If you wish to have multiple 10b5-1 Plans in effect at the same time (including sequential 10b5-1 Plans that go into effect after the expiration of a prior 10b5-1 Plan) you must provide copies of the 10b5-1 Plans to the Company’s General Counsel at least fifteen (15) days prior to the adoption of any such 10b5-1 Plan for review and approval and ensure that such 10b5-1 Plans qualify for the limited circumstances under Rule 10b5-1 in which an insider may maintain multiple 10b5-1 Plans.

10.              You generally cannot adopt any 10b5-1 Plan designed to purchase or sell all Company securities subject to the 10b5-1 Plan in a single transaction (a “single-trade plan”) if you have adopted another “single-trade plan” in the prior twelve (12) month period.

Further, all directors and officers who (i) adopt a 10b5-1 Plan or any other trading plan involving the Company’s securities that is not intended to constitute a 10b5-1 Plan (a “Non-10b5-1 Plan”) or (ii) modify or terminate a 10b5-1 Plan or Non-10b5-1 Plan must notify the Company’s General Counsel at least ten (10) days prior to such adoption, modification, or termination, and provide the General Counsel with all relevant information and copies of all relevant documents, including any such Non-10b5-1 Plan and any written modification or termination, and obtain the approval of the Company’s General Counsel before the effective date of any such adoption, modification, or termination.

Note that the Company’s acceptance, or the General Counsel’s approval, of a 10b5-1 Plan does NOT mean that the 10b5-1 Plan meets the requirement of Rule 10b5-1, nor does it mean you will be insulated from insider trading liability or liability under other securities regulations. You are ultimately responsible for your own compliance with Rule 10b5-1 and other applicable state and federal securities laws. The Company has no obligation to monitor your trading activities (whether to ensure you are complying with your 10b5-1 Plans or otherwise). However, the Company reserves the right to halt a transaction that it determines fails to meet the terms of the 10b5-1 Plan, Rule 10b5-1, or this Policy.

In addition, any additional charges that the Company incurs as a result of your adoption of a 10b5-1 Plan or Non-10b5-1 Plan will be borne by you.

Section 16

Section 16 of the Securities Exchange Act of 1934, as amended, requires that any profit realized by a director, officer, or holder of 10% or more of the Company’s securities (each a “Section 16 Insider”) from a purchase and sale of any equity securities of the Company within a period of less than six (6) months be disgorged to the Company. To monitor compliance with this rule, Section 16 Insiders must publicly report their beneficial ownership of equity securities of the Company through regular filings with the SEC on Forms 3, 4, or 5, depending on the circumstances. All directors and officers are required to immediately report all transactions involving Company equity securities (whether made pursuant to a 10b5-1 Plan or otherwise) to the Company’s General Counsel and Chief Financial Officer.

Section 16(a) generally requires each Section 16 Insider to report changes in his or her “beneficial ownership” of equity securities of the Company (i.e., common stock, RSUs, and options exercisable for common stock) by (i) electronically filing a Form 4 with the SEC within two (2) business days after the date of the transaction that effected the change in beneficial ownership and (ii) with respect to certain exempt transactions and other transactions that were not contemporaneously reported on Form 4, electronically filing a Form 5 with the SEC within forty-five (45) days after the end of each fiscal year of the Company. Beginning in 2023, the universe of transactions that can be reported on a deferred basis on Form 5 has been narrowed: for example, gifts of Company securities must be reported on Form 4 within two (2) business days following the date of such gifts. Directors and officers should consult with the Company’s General Counsel if they are engaging in a transaction involving Company securities that they believe is not required to be immediately disclosed on Form 4.

For reporting purposes, a Section 16 Insider is the beneficial owner of any securities in which the Section 16 Insider has a “pecuniary interest.” Any opportunity to profit from a transaction in the securities will create a pecuniary interest in those securities. In addition to securities that are owned by the Section 16 Insider directly or held in “street name” for the Section 16 Insider’s account, a Section 16 Insider will generally be deemed to have a pecuniary interest in, among others, securities (i) owned by any family member sharing the same address, (ii) owned by a corporation, partnership, trust or other entity controlled by the Section 16 Insider (generally to the extent of the Section 16 Insider’s proportionate economic interest in such entity), or (iii) which may be acquired upon the exercise of stock options or the conversion of convertible securities owned.

Though most RSU and restricted stock grants to directors and officers under the Company’s stock incentive plans will be exempt under Section 16(b) pursuant to Rule 16b-3, they nevertheless generally must be reported on Form 4 within two (2) business days of the grant. Similarly, the exercise of an option must be reported on a Form 4 within (2) two business days of the date of exercise, and the sale of common stock acquired upon an option exercise or RSU vesting must be reported on a Form 4 within two (2) business days of the date of sale.

Section 16(b) of the Exchange Act provides that any profit realized by a Section 16 Insider of the Company from any purchase and sale, or sale and purchase, of any equity securities of the Company within any period of less than six (6) months may be recovered in a suit instituted by the Company or by a stockholder on behalf of the Company. Accordingly, no Section 16 Insider should engage in both a purchase and a sale of Company equity securities within any six (6) month period. Professional plaintiffs routinely review filings by insiders under Section 16(a) and threaten or institute litigation to force companies to recover “short-swing” profits and to pay the plaintiffs’ legal fees.

The purchase or sale of any Company securities that are beneficially owned by a Section 16 Insider for purposes of Section 16(a) (such as stock held in street name or owned by the spouse or minor child of such director or officer) is generally considered to be a purchase or sale by such director or officer for purposes of Section 16(b).

Before buying or selling stock or adopting, modifying, or terminating a 10b5-1 Plan, please ask yourself these questions:

•	Does this trade or other action comply with this Policy? Check this Policy, and where necessary, talk with the Company’s General Counsel before trading. Copies of this Policy have been furnished to all employees, and you can get additional copies from your personnel manager.
•	Do you have “hot” news about the Company (good or bad) that could affect the Company’s stock price once the information is announced or otherwise becomes public? If so, don’t trade.
•	Has there been an official public announcement about significant Company developments that could affect the Company’s stock price (for good or bad) that has been reported in the major investment media and digested by the market? If not, don’t trade!
•	Has someone given you a “hot tip” that you have reason to believe is inside information? If so, don’t use it!
•	Are you unsure whether important Company news might be inside information? Don’t use it or share it — you could be setting yourself, your family, your friends, and the Company up for major legal problems.
•	Does your 10b5-1 Plan comply with all of the requirements of Rule 10b5-1?

Actions that will help keep you on the right track:

•	Consult this Policy and the Company’s General Counsel — and, if necessary, your legal counsel — before trading in the Company’s securities or the securities of a supplier, vendor, customer, or other business associate. Directors and officers are required to notify the General Counsel’s office prior to trading or adopting, modifying, or terminating a 10b5-1 Plan or Non-10b5-1 Plan so that (i) appropriate forms may be filed with the SEC or (ii) required information can be provided in the Company’s SEC’s reports.
•	Be aware of how the Company’s trading policies and the trading laws apply to your position, particularly if you are an officer, director, or employee with knowledge of confidential Company information.
•	Keep confidential all “inside information.” This is defined as “material or important nonpublic information about the Company, which could cause a reasonable investor to trade the stock.”
•	Stop the conversation if anyone tries to give you a “hot” inside tip about any company.

How to Avoid Missteps

•	Buying or selling stock, or adopting, modifying, or terminating any 10b5-1 Plan or Non-10b5-1 Plan with knowledge of insider information should be scrupulously avoided. Don’t do it.
•	Don’t trade on information about the Company or its competitor companies that may not be available to the public.

•	Don’t trade on information which you suspect in any way might be inside information.
•	Don’t disclose inside information to anyone—not other employees who are not required to have such information to perform their employment duties for the Company, not family, not friends, not stock analysts, not media.
•	Don’t recommend a trade, even without stating a reason, based on inside information.
•	Don’t give false or misleading information that others might think is a tip.
•	Don’t try to find clever ways to trade on inside information or a tip — the SEC has a large staff and a myriad of sophisticated methods to detect and monitor even the smallest insider trades.
•	Remember that you are also subject to Company disciplinary measures — up to and including termination and reporting to the authorities — if you utilize or reveal insider information to anyone not required to have access to that information for legitimate business reasons.

Problems and questions to be addressed to the Company’s Legal Department

If there is any unresolved question in your mind as to the applicability or interpretation of this Policy’s terms or the propriety of any desired action, the matter must be discussed with the Company’s Legal Department prior to trading, disclosing information, or adopting, modifying, or terminating any 10b5-1 Plan or Non-10b5-1 Plan.

Exhibit A

Affirmative Defenses Under Rule 10b5-1

The following is the actual text of the affirmative defenses under 10b5-1:

(c)

(1)(i) Subject to paragraph (c)(1)(ii), a person’s purchase or sale is not on the basis of material nonpublic information if the person making the purchase or sale demonstrates that:

(A) Before becoming aware of the information, the person had:

(1)               Entered into a binding contract to purchase or sell the security,

(2)               Instructed another person to purchase or sell the security for the instructing person’s account, or

(3)               Adopted a written plan for trading securities;

(B) The contract, instruction, or plan described in paragraph (c)(1)(i)(A):

(1)               Specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;

(2)               Included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or

(3)               Did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; and

(C) The purchase or sale that occurred was pursuant to the contract, instruction, or plan. A purchase or sale is not “pursuant to a contract, instruction, or plan” if, among other things, the person who entered into the contract, instruction, or plan altered or deviated from the contract, instruction, or plan to purchase or sell securities (whether by changing the amount, price, or timing of the purchase or sale), or entered into or altered a corresponding or hedging transaction or position with respect to those securities.

(ii)   Paragraph (c)(1)(i) of this section is applicable only when:

(A) the contract, instruction, or plan to purchase or sell securities was given or entered into in good faith and not as part of a plan or scheme to evade the prohibitions of this section, and the person who entered into the contract, instruction, or plan has acted in good faith with respect to the contract, instruction or plan;

(B) If the person who entered into the contract, instruction, or plan is: (1) a director or officer of the issuer, no purchases or sales occur until expiration of a cooling-off period consisting of the later of: (i) Ninety days after the adoption of the contract, instruction, or plan or (ii) Two business days following the disclosure of the issuer’s financial results in a Form 10–Q or Form 10–K for the completed fiscal quarter in which the plan was adopted . . . that discloses the issuer’s financial results (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the contract, instruction, or plan); or (2) not the issuer and not a director or officer of the issuer, no purchases or sales occur until the expiration of a cooling-off period that is 30 days after the adoption of the contract, instruction or plan;

(C) If the person who entered into a plan as described in paragraph (c)(1)(i)(A)(3) of this section is a director or officer of the issuer of the securities, such director or officer included a representation in the plan certifying that, on the date of adoption of the plan: (1) the individual director or officer is not aware of any material nonpublic information about the security or issuer; and (2) the individual director or officer is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of this section;

(D) The person (other than the issuer) who entered into the contract, instruction, or plan has no outstanding (and does not subsequently enter into any additional) contract, instruction, or plan that would qualify for the affirmative defense under paragraph (c)(1) of this section for purchases or sales of the issuer’s securities on the open market; except that: (1) for purposes of this paragraph (c)(1)(ii)(D), a series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the issuer) to execute trades thereunder may be treated as a single ‘‘plan,’’ provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of this rule, including that a modification of any individual contract acts as modification of the whole contract, instruction of plan, as defined in paragraph (c)(1)(iv) of this section. The substitution of a broker-dealer or other agent acting on behalf of the person (other than the issuer) for another broker-dealer that is executing trades pursuant to a contract, instruction or plan shall not be a modification of the contract, instruction, or plan (as defined in paragraph (c)(1)(iv) of this section) as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold; and (2) the person (other than the issuer) may have one later-commencing contract, instruction, or plan for purchases or sales of any securities of the issuer on the open market under which trading is not authorized to begin until after all trades under the earlier commencing contract, instruction, or plan are completed or expired without execution; provided, however, that if the first trade under the later commencing contract, instruction, or plan is scheduled during the Effective Cooling-Off Period, the later commencing contract, instruction, or plan may not rely on this paragraph (c)(1)(ii)(D)(2). For purposes of this paragraph (c)(1)(ii)(D)(2), ‘‘Effective Cooling-Off Period’’ means the cooling off period that would be applicable under paragraph (c)(1)(ii)(B) of this section with respect to the later commencing contract, instruction, or plan if the date of adoption of the later commencing contract, instruction, or plan were deemed to be the date of termination of the earlier-commencing contract, instruction, or plan; and (3) a contract, instruction, or plan providing for an eligible sell-to-cover transaction shall not be considered an outstanding or additional contract, instruction, or plan under paragraph (c)(1)(ii)(D) of this section, and such eligible sell-to-cover transaction shall not be subject to the limitation under paragraph (c)(1)(ii)(D) of this section. A contract, instruction, or plan provides for an eligible sell-to-cover transaction where the contract, instruction, or plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the insider does not otherwise exercise control over the timing of such sales; and

(E) With respect to persons (other than the issuer), if the contract, instruction, or plan does not provide for an eligible sell-to-cover transaction as described in paragraph (c)(1)(ii)(D)(3) of this section and is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction, the person who entered into the contract, instruction, or plan has not during the prior 12-month period adopted a contract, instruction, or plan that: (1) was designed to effect the open market purchase or sale of all of the securities covered by such prior contract, instruction or plan, in a single transaction; and (2) would otherwise qualify for the affirmative defense under paragraph (c)(1) of this section.

(iii) This paragraph (c)(1)(iii) defines certain terms as used in paragraph (c).

(A)    “Amount” means either a specified number of shares or other securities or a specified dollar value of securities.

(B)     “Price” means the market price on a particular date or a limit price, or a particular dollar price.

(C)     “Date” means, in the case of a market order, the specific day of the year on which the order is to be executed (or as soon thereafter as is practicable under ordinary principles of best execution). “Date” means, in the case of a limit order, a day of the year on which the limit order is in force.

(2) A person other than a natural person also may demonstrate that a purchase or sale of securities is not “on the basis of material nonpublic information if the person demonstrates that:

(i)                   The individual making the investment decision on behalf of the person to purchase or sell the securities was not aware of the information; and

(ii)                 The person had implemented reasonable policies and procedures, taking into consideration the nature of the person’s business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of material nonpublic information. These policies and procedures may include those that restrict any purchase, sale, and causing any purchase or sale of any security as to which the person has material nonpublic information, or those that prevent such individuals from becoming aware of such information.

(iv) Any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a contract, instruction, or written plan as described in paragraph (c)(1)(i)(A) of this section is a termination of such contract, instruction, or written plan, and the adoption of a new contract, instruction, or written plan. A plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5–1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such plan and the adoption of a new plan.

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